Exhibit 99.1

PCTEL Announces Stock Buyback

Board of Directors Authorizes $5 Million for Buyback Program

BLOOMINGDALE, IL – March 18, 2013 — PCTEL, Inc. (NASDAQ:PCTI), a leader in simplifying wireless and site solutions for private and public networks, announced today that its Board of Directors approved a $5 million stock buyback program at its recent, quarterly meeting. The program will stay in effect for one year.

“We are confident in the long-term prospects for our industry, our specific markets, and our products,” said Marty Singer, PCTEL’s Chairman and CEO. “Our stock buyback program reflects that confidence as well as the company’s commitment to enhancing stockholder value,” added Singer.

PCTEL also offers investors a quarterly dividend of $.035 per quarter or approximately two percent. The dividend was increased late last year.

About PCTEL

PCTEL, Inc. (NASDAQ: PCTI), develops antenna, scanning receiver, and engineered site solutions and services for public and private networks. PCTEL RF Solutions specializes in the design, optimization and testing of today’s wireless communication networks. The company’s SeeGull® scanning receivers, SeeHawk® visualization tool, and Clarify® system, measure and analyze wireless signals for efficient cellular network planning, deployment, and optimization. PCTEL develops and supports scanning receivers for LTE, TD-LTE, EV-DO, CDMA, WCDMA, TD-SCDMA, GSM, and WiMAX networks. PCTEL Secure, which is part of RF Solutions, focuses on Android mobile platform security.

PCTEL Connected Solutions™ simplifies network deployment for wireless, data and communications applications for private network, public safety, and government customers. PCTEL Connected Solutions develops and delivers high-value YAGI, Land Mobile Radio, WiFi, GPS, In-Tunnel, Subway, and broadband antennas (parabolic and flat panel) through its MAXRAD®, Bluewave™ and Wi-Sys™ product lines. PCTEL also designs specialized towers, enclosures, fiber optic panels, and fiber jumper cables to deliver custom engineered site solutions. The company’s vertical markets include SCADA, Health Care, Smart Grid, Positive Train Control, Precision Agriculture, Indoor Wireless, Telemetry, Off-loading, and Wireless Backhaul. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites www.pctel.com, www.antenna.com, www.rfsolutions.pctel.com, www.connectedsolutions.pctel.com, www.towerworx.com, or www.pctelsecure.com

PCTEL Safe Harbor Statement

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding PCTEL’s authorization to buy back up to $5 million of the company’s common stock over the next year, and its confidence in long-term prospects for the industry, its markets and products, are forward looking statements within the meaning of the safe harbor. These statements are based on management’s current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties that are detailed in PCTEL’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.

# # #

For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

jack.seller@pctel.com